Registration Statement No. 333-88002

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-8
                                (AMENDMENT NO. 1)

                             REGISTRATION STATEMENT
                                      UNDER
                     THE SECURITIES ACT OF 1933, AS AMENDED

                         REALITY WIRELESS NETWORKS, INC.

                    (formerly "Dicom Imaging Systems, Inc.")
             (Exact name of registrant as specified in its charter)

          Nevada                          88-0422026
(State or other jurisdiction of      (I.R.S. Employer ID.  No.)
 incorporation or organization)


                          120 W. Campbell Ave., Suite E
                           Campbell, California 95008
                                 (408) 379-3822
                                 --------------
                    (Address of Principal Executive Offices)

             REALITY WIRELESS NETWORKS, INC. 2001 STOCK OPTION PLAN
                              (Full Title of Plan)

               NON-QUALIFIED STOCK OPTION AGREEMENT (MAY 9, 2002)
                              (Full Title of Plan)

               NON-QUALIFIED STOCK OPTION AGREEMENT (JUNE 7, 2002)
                              (Full Title of Plan)

            NON-QUALIFIED STOCK OPTION AGREEMENT (SEPTEMBER 11, 2002)
                              (Full Title of Plan)

                               David M. Otto, Esq.
                            The Otto Law Group, PLLC
                          900 Fourth Avenue, Suite 3140
                            Seattle, Washington 98164
                                 (206) 262-9545
      (Name, Address and Telephone Number of Agent for Service of Process)
      --------------------------------------------------------------------

If any of the Securities being registered on this Form S-8 are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]


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

                         CALCULATION OF REGISTRATION FEE

                                        Proposed Maximum       Proposed Maximum
Title of Securities   Amount to         Offering Price Per     Aggregate Offering    Amount of
to be Registered      be Registered*    Share **               Share**               Fee
-------------------- ----------------- ---------------------  ---------------------  ----------
Common Stock,         1,000,000            $0.41                $410,000              $377.20
$0.001 par value

* The Reality Wireless Networks, Inc. 2001 Stock Option Plan (the "Plan") authorizes the directors to fix the maximum number of shares of common stock of Reality Wireless Networks, Inc. (the "Company" or the "Registrant"), no par value ("Common Stock") to be issued under the Plan. The directors have fixed 1,000,000 shares as the maximum number to be issued under the Plan, all of which are being registered hereunder. As of September 11, 2001 (i) options to purchase 372,000 shares of Common Stock have been granted under the Plan, (ii) options to purchase 250,000 shares of common stock have been granted under the Plan pursuant to a Non-Qualified Stock Option Agreement dated May 9, 2002, by and between the Company and Mr. Breck McKinley; (iii) options to purchase 97,800 shares of common stock have been granted under the Plan pursuant to a Non-Qualified Stock Option Agreement dated June 7, 2002, by and between the Company and The Otto Law Group, PLLC; (iv) options to purchase 100,000 shares of common stock have been granted under the Plan pursuant to a Non-Qualified Stock Option Agreement dated September 11, 2002, by and between the Company and Jay Schrewter; (v) 347,800 shares of common stock have been issued pursuant to the exercise of options granted under the Plan; and (vi) a total of 180,200 shares are available for the exercise of options granted under the Plan in the future. There are also registered, pursuant to Rule 415, such additional indeterminate number of shares as may be issued as a result of the anti-dilution provision of the Plan.

** Estimated solely for the purposes of determining the registration fee pursuant to Rule 457. On May 6, 2002, the fair market value of Reality Wireless Networks, Inc. common stock, determined from its closing price on the Over-the-Counter Bulletin Board was $0.41 per share. On this basis, the maximum aggregate offering price for the shares being registered hereunder is $410,000, and this is the basis for computing the filing fee in accordance with Rule 457(h) and at a rate of the aggregate offering price multiplied by .00092.

                                     PART I

The information contained on the Registrant's registration statement on Form S-8, registration file number 333-88002, filed with the SEC on May 10, 2002 (the "May 10, 2002 S-8"), is incorporated herein by reference.

                                     PART II

The information contained in the May 10, 2002 S-8 is incorporated herein by reference. This registration statement relates to options issued under the Plan in the form of two non-qualified stock option agreements dated June 7, 2002 and September 11, 2002, respectively, neither of which were filed as exhibits in the May 10, 2002 S-8.

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The documents listed below are incorporated by reference in this registration statement.

(a) The Company's Annual Report on Form 10-K for the Company's latest fiscal year.

(b)  The  Company's  Current  Report  on  Form  8-K/A  filed on January 3, 2002.

(c)  The  Company's  Current  Report  on  Form  8-K  filed  on  March  20, 2002.

(d)  The  Company's  Current  Report  on  Form  8-K  filed  on  May  3,  2002.

(e) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by the Company's document referred to in (a) above.

(f) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 10-SB (Registration Number 000-23639) filed with the Securities and Exchange Commission on June 15, 1999, including all amendments and reports for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that securities offered have been sold or which de-registers all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

The  Otto  Law  Group,  PLLC  ("TOLG"),  which  has  prepared  this Registration
Statement and the opinion regarding the authorization, issuance and fully-paid and non-assessable status of the securities covered by this Registration Statement, has represented the Registrant in the past on certain legal matters. David M. Otto is the 100% beneficial owner of securities of TOLG. Mr. Otto is also the beneficial owner of approximately 157,377 shares of common stock of the Company, 97,800 of which have been registered hereunder and were purchased pursuant to a Non-qualified Stock Option Agreement dated June 7, 2002, at an exercise price of $.0001 per share. The Option was granted at a value of $0.50 per underlying share, in exchange for $48,900 due TOLG for previously performed legal services. The closing price per share of common stock of the Registrant on the Over-the Counter Bulletin Board on June 6, 2002 was $0.51 per share. There are no arrangements or understandings which would in any way cause Mr. Otto to be deemed an affiliate of the Registrant or a person associated with an affiliate of the Registrant.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78.751 of the Nevada General Corporation Law generally allows the Registrant to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise. The Registrant may advance expenses in connection with defending any such proceeding, provided the indemnitee undertakes to pay any such amounts if it is later determined that such person was not entitled to be indemnified by the Registrant.

ITEM 8. EXHIBITS

The information in Item 8 "Exhibits" in the May 10, 2002 S-8 is supplemented as follows.

ITEM 9. UNDERTAKINGS

(a)  The  undersigned  Registrant  hereby  undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To  include  any  prospectus  required  by  Section
10(a)(3)  of  the  Securities  Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Campbell, California, on this 12th day of September, 2002.


                               REALITY WIRELESS NETWORKS, INC.
                                  (Name of Registrant)



Date:  September 12, 2002      By:  /s/    Victor Romero
                                   ------------------------
                                    Victor Romero, President
                                    and Chief Operations Officer

                                POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Victor Romero his or her attorney-in-fact, with the power of substitution, for them in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE                               TITLE                                    DATE
---------                               -----                                    ----



/s/    Victor Romero
------------------------  President, Chief Operations Officer and Director     September 12, 2002
Victor Romero             (Principal Executive Officer)



/s/    Rick Ramirez       Vice President, Business Development, Secretary,     September 12, 2002
-----------------------   Treasurer and   Director
Rick Ramirez              Chief Financial Officer


/s/    Brent Haines       Chief Technology Officer and Director                September 12, 2002
-----------------------
Brent Haines

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

                                  INDEX TO EXHIBITS
                                  -----------------
Number                       Description                                            Page
------                       -----------                                            ----
4.1     Reality Wireless Networks, Inc. 2001 Stock Option Plan (1)

4.2     Non-Qualified Stock Option Agreement dated May 9, 2002 (2)

4.3     Non-Qualified Stock Option Agreement dated June 7, 2002 (filed herewith)

4.4 Non-Qualified Stock Option Agreement dated September 11, 2002 (filed herewith)

5.1     Opinion of The Otto Law Group, PLLC (3)

5.2     Opinion of The Otto Law Group, PLLC (filed herewith)

23.1    Consent of The Otto Law Group, PLLC (4)

23.2    Consent of Malone & Bailey, PLLC (5)

23.3    Consent of The Otto Law Group, PLLC (contained in exhibit 5.2)

(1)  Incorporated  by  reference  to  Exhibit  10.19  of the Registrant's Annual
     Report  on  Form  10-K  filed  on  April  15,  2002.

(2)  Incorporated by reference to Exhibit 4.1 the Registrant's Form S-8 filed on
     May  10,  2992  (file  number  333-88002)

(3)  Incorporated  by  reference to Exhibit 5 the Registrant's Form S-8 filed on
     May  10,  2992  (file  number  333-88002)

(4) Incorporated by reference to Exhibit 23.1 the Registrant's Form S-8 filed on May 10, 2992 (file number 333-88002)

(5) Incorporated by reference to Exhibit 23.2 the Registrant's Form S-8 filed on May 10, 2992 (file number 333-88002)


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